Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 12, 2021 (July 2, 2021, as to the effects of the one-for-three reverse stock split described in Note 1) relating to the financial statements of Phillips Edison & Company, Inc., appearing in the Current Report on Form 8-K filed on July 2, 2021. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Cincinnati, Ohio
February 10, 2022